Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 16th day of December, 2019, by and between Hibbett Sporting Goods, Inc., a Delaware corporation (the “Company”) and Michael E. Longo (“Executive”).

WHEREAS, Executive desires to provide the Company and its affiliates with his services and the Company desires to hire and employ Executive on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

1.   Term of Employment.

The term of Executive’s employment under this Agreement shall commence on December 16, 2019 (the “Commencement Date”) and shall continue until either Party notifies the other Party in writing that he or it is electing to terminate this Agreement as of the date so specified in such notice.  If the Company notifies Executive that it is terminating this Agreement, the Company shall terminate Executive’s employment hereunder no later than the date of this Agreement’s termination, and shall specify whether such termination of employment is for Cause, is other than for Cause, or is due to Total Disability (as the terms, “Cause” and “Total Disability” are defined below).  The period in which this Agreement is in effect shall be referred to herein as the “Term.”

2.  Position and Duties.

2.1  Generally.  During the Term, Executive shall serve as President and Chief Executive Officer of the Company and of its parent, Hibbett Sports, Inc., a Delaware corporation (the “Parent”) and shall have such duties, responsibilities and authority as are customary for such position and such other titles, duties, responsibilities and authorities as shall be assigned by the Board of Directors of the Parent (the “Board”) from time to time consistent with such position. As used in this Agreement, the term “Company” shall be deemed to include the Parent and all subsidiaries thereof, except where the context otherwise requires. Except as permitted by Section 2.2 or otherwise approved by the Board, Executive shall devote his full working time, attention, knowledge and skills faithfully and to the best of his ability, to the duties and responsibilities assigned by the Board in furtherance of the business affairs and activities of the Company and its subsidiaries, affiliates and strategic partners.  Executive shall report solely to the Board.  Contemporaneously with the termination of Executive’s employment for any reason, Executive shall automatically resign from all offices and positions, including if applicable as a member of the Board or any subsidiary’s board of directors, he holds with the Company or any subsidiary without any further action on the part of Executive or the Company; provided, however, that Executive agrees to execute any additional documents required or requested by the Company with respect to such resignations.

2.2  Other Activities.   Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Executive from engaging in the following activities:  (i) serving on the board of directors of a reasonable number of trade associations and/or charitable organizations, subject to the approval of the Board which shall not be unreasonably withheld, (ii) engaging in charitable activities and community affairs, (iii) serving on the board of directors of each of Exide Technologies and Heniff Transportation and (iv) managing his personal investments and affairs, provided that any such matters that relate to ML Group or any of other affiliate of Executive or his immediate family that does business with the Company may only be conducted in accordance with terms disclosed to and approved by the Board of Directors of the Company (or any committee thereof), provided that Executive’s activities pursuant to clauses (i), (ii) or (iii) do not violate Section 6 below or materially interfere with the proper performance of his duties and responsibilities under this Agreement.  Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Company may from time to time establish for officers of the Company or employees generally.  Executive shall not be permitted to serve on board of directors of any public companies without the prior approval of the Board.

3.  Compensation.

3.1  Base Salary.  During the Term, as compensation for his services hereunder, Executive shall receive a salary at the annualized rate of Five Hundred Thousand Dollars ($500,000) per year (“Base Salary” as such may be adjusted from time to time, subject to Section 5.3 and Section 5.4), which shall be paid in accordance with the Company’s normal payroll practices and procedures, less such deductions or offsets required by applicable law or otherwise authorized by Executive.

3.2  Annual Performance Bonus.  Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time.  For the current fiscal year of the Company (“FY2020”), Executive shall retain a bonus opportunity pursuant to such plan, target amounts and other performance criteria as in effect under the terms of his employment immediately prior to the Commencement Date.  In addition, Executive shall have a bonus opportunity pursuant to such plan, with the performance criteria and target bonus percentage as in effect for the Chief Executive Officer of the Company immediately prior to the Commencement Date (the “CEO Target Bonus”), subject to proration by multiplying such CEO target bonus by a fraction, the numerator of which is the number of days from the Commencement Date through the last day of FY2020 and the denominator of which is the number of days in FY2020.

3.3  Inducement and Equity Awards.

(a)  Employment Inducement Award — Restricted Stock Units.  As an inducement to commence employment as President and Chief Executive Officer of the Company, on the first regularly scheduled new-hire grant date following the Commencement Date, Executive will be granted an equity award denominated in shares of common stock of the Company (“Company Stock”) (the “Restricted Stock Units”) determined by dividing $500,000 by the price of a share of Company Stock on December 13, 2019, as determined consistent with the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and applicable corporate policies. The vesting restrictions on the Restricted Stock Units shall lapse on January 1, 2023, subject to continued service through such date, and the Restricted Stock Units shall otherwise be evidenced by and subject to the terms of an award agreement under the 2015 Plan.

(b)  Participation in the 2015 Plan.  Executive will be eligible to participate during the Term in the 2015 Plan and any successor plan, provided that the Company’s Compensation Committee retains discretion over the terms and conditions of any awards to be made thereunder.

4.  Additional Benefits.

4.1  Employee Benefits.  During the Term, Executive shall be eligible to participate in the employee benefit plans in which officers of the Company are generally eligible to participate, subject to satisfaction of any eligibility requirements and the other generally applicable terms of such plans.  Nothing in this Agreement shall prevent the Company from amending or terminating any employee benefit plans of the Company from time to time as the Company deems appropriate.

4.2  Expenses.  The Company shall reimburse Executive for any expenses reasonably incurred by his during the Term (and at any time during his employment thereafter), in furtherance of his duties hereunder, including travel, meals and accommodations (but excluding relocation expenses and commuting expenses), upon submission of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect (the “Code”).

4.3  Vacation.  During each year of the Term, Executive shall be entitled to the number of days of paid vacation determined under applicable Company policies as in effect from time to time but treating periods of employment with the Company as including periods of employment with City Gear, LLC.

4.4  Relocation Allowance.  The Company shall provide to Executive on January 1, 2020, a one-time payment of $100,000 (one hundred thousand dollars) as a relocation allowance.

4.5  Temporary Housing.  The Company will provide temporary housing to Executive for 90 days beginning on the Commencement Date.

5.  Termination.

5.1  Termination of Executive’s Employment by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause (as defined below).  Such termination of employment shall be effected by written notice thereof delivered by the Company to Executive, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination of employment, and shall be effective as of the date of such notice in accordance with Section 9 hereof.  For purposes of this Agreement, “Cause” shall mean (A) the willful and continued failure by Executive to perform his material duties with respect to the Company or its affiliates for a period of more than 30 days; (B) the willful or intentional engaging by Executive in conduct that causes material injury, monetarily, reputationally or otherwise, to the Company including, without limitation, breach of fiduciary duty, fraud, misappropriation, embezzlement or theft; (C) Executive’s commission of, conviction for, or a plea of nolo contendere to a felony; (D) any other act involving serious moral turpitude; or (E) Executive’s breach of this Agreement or any material company policy or board directive (including, without limitation, policies on drug use or sexual harassment) after notice from the Company and failure of Executive to cure within 10 days after receipt of notice from the Company.

5.2  Compensation upon Termination by the Company for Cause or by Executive without Good Reason.   Executive’s employment hereunder may be terminated during the Term by the Company for Cause or by Executive without Good Reason, provided that any termination of Executive’s employment by Executive without Good Reason shall be effective upon a thirty (30) day notice to the Company or such earlier date as the Company determines in its discretion and designates in writing.  Without limiting Executive’s right to challenge the Company’s assertion of Cause or the Company’s right to challenge Executive’s assertion of Good Reason, a termination of Executive’s employment by the Company for Cause or by Executive without Good Reason shall not constitute a breach of this Agreement.  In the event of Executive’s termination of employment (i) by the Company for Cause or (ii) by Executive without Good Reason, Executive shall be entitled to receive (i) all amounts of accrued but unpaid Base Salary through the effective date of such termination of employment; (ii) reimbursement for reasonable and necessary expenses incurred by Executive through the date of notice of such termination of employment, to the extent otherwise provided under Section 4.2 above; and (iii) all other vested payments and benefits to which Executive may otherwise be entitled pursuant to the terms of the applicable benefit plan or arrangement through the effective date of such termination of employment ((i), (ii) and (iii), the (“Accrued Benefits”)).  All other rights of Executive (and all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in this Section 5.2.

5.3  Compensation upon Termination of Executive’s Employment by the Company Other Than for Cause or by Executive for Good Reason.  Executive’s employment hereunder may be terminated at any time during the Term by the Company other than for Cause or by Executive for Good Reason.  In the event that Executive’s employment hereunder is terminated by the Company other than for Cause or by Executive for Good Reason (and other than as provided in Section 5.5):

(a)  Executive shall be entitled to receive (i) the Accrued Benefits, (ii) an amount equal to one times the sum of Executive’s then Base Salary plus Executive’s estimated earned annual target bonus, prorated as of the date of termination of employment, such amount payable in equal installments pursuant to the Company’s standard payroll procedures for management employees over a period of one year, commencing on the payroll payment date for the first full payroll period following the date that the Release (as defined below) becomes irrevocable (provided, if as of the date of termination of employment the Release could become irrevocable in either of two taxable years of Executive, to the extent required to avoid the imposition of taxes and penalties under Section 409A of the Code, payments will not commence before the first day of the later such taxable year).

(b)  All other rights of Executive (and all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in Section 5.3(a).

To be eligible for the payment described in Section 5.3(a)(ii) above, Executive must (x) execute, within forty-five (45) days after the date of termination of employment, not revoke, and abide by a release of claims in a form acceptable to the Company (the “Release”), (y) cooperate with the Company in the event of litigation, and (z) fully comply with Executive’s obligations under Section 6 below.

5.4  Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean means the occurrence of any of the following, without the prior written consent of Executive:  (i) a substantial reduction in Executive’s annual base salary or bonus opportunity, or (ii) a material, adverse change in the Executive’s duties or responsibilities, in either case other than in connection with the termination of Executive’s employment for Cause.  For Executive to have the right to resign for Good Reason, all of the following must timely occur: (x) Executive must provide the Company with notice of the occurrence of any of the Good Reason events within the 90 day period immediately following the first occurrence of such event and such notice must describe in detail the Good Reason event and the proposed cure to such event, (y) the Company must fail to cure such event with a period of 30 days from the date of receipt of such notice, and (z) a written notice of termination must be delivered by Executive to the Company (and Executive must terminate his employment thereunder) within 90 days following the day on which the 30-day period set forth in the preceding clause (y) expires.

5.5  Compensation upon Termination of Executive’s Employment by Reason of Executive’s Death or Total Disability.  During the Term, Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company on account of Executive’s Total Disability (as defined below).  In the event that Executive’s employment with the Company is terminated by reason of Executive’s death or due to involuntary termination of Executive’s employment by the Company on account of Executive’s Total Disability (as defined below), subject to the requirements of applicable law,  Executive or Executive’s estate, as the case may be, shall be entitled to receive (i) the Accrued Benefits, (ii) any other benefits payable under any benefit plans of the Company pursuant to the terms of such plans on the date of Executive’s termination of employment under this Section 5.5.  For purposes of this Agreement, “Total Disability” shall mean any physical or mental disability that prevents Executive from (a)(i) performing one or more of the essential functions of his position for a period of not less than ninety (90) days in any twelve (12) month period and (ii) which is expected to be of permanent or indeterminate duration but expected to last at least twelve (12) continuous months or result in death of Executive as determined (y) by a physician selected by the Company or its insurer or (z) pursuant to the Company’s benefit programs; or (b) reporting to work for ninety (90) or more consecutive business days or as a result of which Executive is unable to engage in any substantial activity.

5.6  No Other Severance or Termination Benefits.  Except as expressly set forth herein (including in Section 10.10 hereof), Executive shall not be entitled to any contractual severance or other benefits upon termination of employment with the Company under any circumstances and for any or no reason, including, but not limited to any severance pay under any Company severance plan, policy or practice.

6.  Protection of Confidential Information, Noncompetition, Arbitration.

Executive acknowledges and affirms that he is subject to that certain Restrictive Covenant Agreement, dated as of November 5, 2018 (the “2018 Agreement”) by and among Hibbett Sporting Goods, Inc., a Delaware corporation and Michael E. Longo, and that his compliance with the 2018 Agreement is a condition of this Agreement  Executive acknowledges and affirms that he has executed, as of the Commencement Date, a Nondisclosure Noncompetition Agreement with City Gear, LLC, Hibbett Sporting Goods, Inc., Hibbett Wholesale, Inc., and/or Hibbett Holdings, LLC (the “Nondisclosure Agreement”) and a Mutual Arbitration Agreement, with City Gear, LLC, Hibbett Sporting Goods, Inc., Hibbett Wholesale, Inc., and/or Hibbett Holdings, LLC (the “Arbitration Agreement”), and that his compliance with the Nondisclosure Agreement and Arbitration Agreement is a condition of this Agreement.  In the event that Executive is receiving payments and benefits pursuant to Section 5.3, above, in addition to any right or remedy available under the 2018 Agreement, the Nondisclosure Agreement, the Arbitration Agreement, or applicable law, the Company shall immediately cease making and providing Executive any future payments and benefits (except for the Accrued Benefits) and be promptly reimbursed by Executive for any payments and benefits (except for the Accrued Benefits) paid or provided to Executive pursuant to Section 5.3 during the period of such breach by Executive.

7.  Arbitration.  Executive acknowledges and affirms that the validity, construction, enforcement, and interpretation of this Agreement are governed by and subject to the Arbitration Agreement.

8.  Assignment.

(a)  Neither this Agreement, nor any of Executive’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive.  Subject to the following sentence, any attempt by Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.  In the event of Executive’s death, the Company shall pay to Executive’s estate, as applicable, (i) all unpaid amounts that were payable to Executive immediately prior to his death, on the same schedule as in effect immediately prior to his death, or (ii) all amounts due under Section 5.5.

(b)  The Company may freely assign its rights and obligations hereunder, and Executive hereby consents to any such assignment, in whole or in part, to any of the Company’s subsidiaries, affiliates, or parent corporations. The Company shall assign this Agreement to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock, or in connection with any merger in which the Company is not the survivor, or any acquisition and/or reorganization involving the Company.

9.  Notices.

All notices and other communications under this Agreement shall be in writing and shall be: (i) in writing; (ii) delivered personally, by fax, by electronic mail, by courier service, or by certified or registered mail, first class postage prepaid and return receipt requested; (iii) deemed to have been received on the date of delivery or, if sent by certified or registered mail, on the third (3rd ) business day after the mailing thereof, or if sent by fax, twenty-four (24) hours after transmission of a fax; and (iv) addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:    Hibbett Sporting Goods, Inc.
 2700 Milan Court
 Birmingham, Alabama 35211
 Attention: General Counsel

If to Executive:           Michael E. Longo
 Address on file with the Company

Any Party may change such Party’s address for notices by notice duly given pursuant hereto.

10.  General.

10.1  Governing Law.  This Agreement is executed in Alabama and shall be governed by and construed and enforced in accordance with the laws of the State of Alabama and applicable federal law without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

10.2  Amendments: Waivers.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the Parties, or in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same.  No waiver by any Party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.3  Conflict with Other Agreements.  Executive represents and warrants that neither his execution of this Agreement nor the full and complete performance of his obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person or entity.

10.4  Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Executive and his heirs, executors and personal representatives.

10.5  Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign income and employment taxes that are required to be withheld by applicable laws or regulations.

10.6  General Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

10.7  Survival.  In the event of any termination of Executive’s employment during the Term, or upon or after expiration of the Term, Executive and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Sections 5 through 11 hereof, which shall survive the expiration of the Term.

10.8  Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.9  Counterparts; Electronic Signatures.  This Agreement may be executed by the Parties hereto in separate counterparts; each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each party agrees that electronic signatures, whether digital or encrypted, of either party to this Agreement, are intended to authenticate this writing and to have the same force and effect as manual signatures.

10.10  Certain Other Agreements.  The Parties acknowledge that the Company may from time to time have in place a change in control severance agreement with its senior executives, including Executive.  In addition, the Parties acknowledge that, independent of this Agreement, the Company may have payment obligations under the Membership Interest And Warrant Purchase Agreement by and among Hibbett Sporting Goods, Inc., City Gear, LLC, and others, dated as of October 29, 2018.

11.  Compliance with Code Section 409A.

11.1  Interpretation.  The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to 409A until Executive has incurred a “separation from service” from the Company within the meaning of 409A.  For purposes of 409A, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment and to the extent required by 409A, a payment due upon termination of employment will only be paid upon Executive’s separation from service within the meaning of such term under 409A.

11.2  Payment of Benefits.  To the extent necessary to avoid adverse tax consequences, and except as described below, any payment to which Executive becomes entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under 409A, and is (a) payable upon Executive’s termination of employment; (b) at a time when Executive is a “specified employee” as defined by 409A shall not be made until the first payroll date after the earliest of:  (1) the expiration of the six (6) month period (the “Deferral Period”) measured from the date of Executive’s “separation from service” within the meaning of such term under 409A; or (2) the date of Executive’s death.

On the first payroll date after the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to Executive or, if applicable, his beneficiary.  The delay of payment provided in this Section 11.2 shall not apply to any payment which meets the short term deferral exception to 409A or constitutes “separation pay” as described in Treasury Regulation Section 409A-1(b)(9) (in general, payments (i) that are made on an involuntary separation from service which (ii) do not exceed the lesser of two (2) times (x) Executive’s annualized compensation for the taxable year preceding the year in which the separation from service occurs or (y) the Code Section 401(a)(17) limit on compensation for the year in which separation from service occurs and (iii) are paid in total by the end of the second calendar year following the calendar year in which the separation from service occurs).

The Company shall pay to Executive the Accrued Benefits, within ten (10) days after the Date of Termination.  Notwithstanding the foregoing, if Executive is a “specified employee”, as defined by 409A, and payment of the Accrued Benefits is required to be delayed under 409A, the Company shall pay to Executive the Accrued Benefits on the first payroll date after the six (6) month anniversary of the Date of Termination.

11.3  Reimbursements.   To the extent required by 409A, with regard to any provision that provides for the reimbursement of costs and expenses, or for the provision of in-kind benefits:  (i) the right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses or in-kind benefits available or paid in one (1) year shall not affect the amount available or paid in any subsequent year; and (iii) such payments shall be made on or before the last day of Executive’s taxable year in which the expense occurred.

[Signature page follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Michael E. Longo
Michael E. Longo

HIBBETT SPORTS, INC.
By: /s/ Tony F. Crudele
Its Chairman of the Board

End of Exhibit 10.1